EXHIBIT 99.1

The Clorox Company Press Release
Clorox To Commence Share Repurchases
OAKLAND, Calif., Aug. 6, 2007 — The Clorox Company (NYSE: CLX) today announced that this week it intends to commence open-market share repurchases consistent with its share repurchase programs. In addition, the company is evaluating other share repurchase alternatives, including purchases of stock on an expedited basis.
Pursuant to its existing open-market purchase authorization, the company may repurchase shares in an aggregate amount of up to $750 million. Repurchases may take place from time to time, depending on market conditions. This $750 million share repurchase program is in addition to an evergreen repurchase program to reduce or eliminate dilution in connection with issuances of stock under the company’s stock incentive plans.
Forward-looking statements
Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash outflows, plans, objectives, expectations, growth, or profitability, are forward-looking statements based on management’s estimates, assumptions and projections. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, as updated from time to time in the company’s SEC filings. These factors include, but are not limited to, the success of the company’s Centennial Strategy; general economic and marketplace conditions and events; competitors’ actions; the company’s costs, including changes in exposure to commodity costs such as resin, diesel, chlor alkali and agricultural commodities; risks relating to acquisitions, mergers and divestitures; risks relating to changes in the company’s capital structure, share repurchases and any related financings; and the ability of the company to successfully manage tax, regulatory, product liability, intellectual property, environmental and other legal matters, including the risk resulting from joint and several liability for environmental contingencies. In addition, the company’s future performance is subject to risks particular to the share exchange transaction with Henkel KGaA, the tax indemnification obligations and the actual level of debt costs. Declines in cash flow, whether resulting from tax payments, debt payments, share repurchases, interest cost increases greater than management expects, or otherwise, could adversely affect the company’s earnings.
The company’s forward-looking statements in this document are based on management’s current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

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Kathryn Caulfield 510-271-7209	Li-Mei Johnson 510-271-3396

Steve Austenfeld 510-271-2270